Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-4 No. 333-124303) of Expedia, Inc., and

(2)	Registration Statement (Form S-8 No. 333-127324) pertaining to the Expedia, Inc. 2005 Stock and Annual Incentive Plan, the Expedia, Inc. 401(k) Retirement Savings Plan, and the Expedia, Inc. Deferred Compensation Plan for Non-Employee Directors;
of our report dated March 27, 2006 except for Note 22, as to which the date is January 22, 2007, with respect to the consolidated financial statements of Expedia, Inc., included in its Current Report on Form 8-K expected to be filed on or about January 24, 2007 with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Seattle, Washington
January 22, 2007